Exhibit 99.1

Mesa Labs Reports Record Net Income and Revenues

Lakewood, Colorado, May 29, 2013 — Mesa Laboratories, Inc. (NASDAQ:MLAB) (we, us, our, “Mesa” or the “Company”) today reported record net income and revenues for both the quarter and year ended March 31, 2013.

Highlights:

•                  Net income for the fourth quarter increased 16  percent to $2,559,000 as compared to the same quarter last year

•                  Revenues for the fourth quarter increased 17  percent to $12,808,000 as compared to the same quarter last year

•                  Revenues for the year ended March 31, 2013 increased 17 percent to $46,435,000 as compared to last year

•                  Non-GAAP adjusted net income for the year ended March 31, 2013 increased 14 percent to $10,144,000(1)as compared to last year

Revenues for the fourth quarter increased 17 percent to $12,808,000 as compared to $10,968,000 for the same quarter last year.  Net income for the fourth quarter increased 16 percent to $2,559,000 or $0.71 per diluted share of common stock as compared to $2,199,000 or $0.64 per diluted share of common stock for the same quarter last year.  Net income for the fourth quarter last year was negatively impacted by a $350,000, before tax, charge related to the impairment of intangible assets associated with a previous acquisition.

Revenues for the year ended March 31, 2013 increased 17 percent to $46,435,000 as compared to $39,616,000 last year.  Net income for the year ended March 31, 2013 increased seven percent to $8,450,000 or $2.35 per diluted share of common stock as compared to $7,919,000 or $2.29 per diluted share of common stock last year.  Net income for the year ended March 31, 2013 was impacted by $526,000, before tax, of Chief Financial Officer transition costs, which were one-time in nature.  Net income for the year ended March 31, 2012 was impacted by a $350,000, before tax, charge related to the impairment of intangible assets associated with a previous acquisition.

On a non-GAAP basis, adjusted net income (which excludes the non-cash impact of amortization of intangible assets, net of tax) for the fourth quarter increased 23 percent to $3,000,000 or $0.83 per diluted share of common stock as compared to $2,448,000 or $0.71 per diluted share of common stock for the same quarter last year.  Adjusted net income for the year ended March 31, 2013 increased 14 percent to $10,144,000 or $2.82 per diluted share of common stock as compared to $8,876,000 or $2.56 per diluted share of common stock last year.  Adjusted net income for the year ended March 31, 2013 was impacted by $526,000, before tax, of Chief Financial Officer transition costs, which were one-time in nature.  Adjusted net income for the quarter and year ended March 31, 2012 was impacted by a $350,000, before tax, charge related to the impairment of intangible assets associated with a previous acquisition.

“A strong fourth quarter capped off another record year for Mesa,” said John J. Sullivan, President and Chief Executive Officer.  “Demand for our instrument products picked up in the fourth quarter and grew 2% organically, compared to the prior quarter which saw a 7% drop in organic revenue for these products.  Our biological indicators products also posted a record quarter in terms of revenue, against a strong quarter the prior year.  This organic growth, coupled with the acquired Bios product line, led to a record quarter for Mesa in terms of revenue and profitability.  Although, organic growth was somewhat weak for the full year, due to the state of the global economy, the acquisition of the Bios flow calibration products early in the year allowed us to post solid revenue and earnings growth on a full year basis.  Revenues were up 17% and adjusted net income was up 14% for the full year.”

“I am especially pleased with Mesa’s profitability performance this year.” continued John Sullivan.  “We saw gross margins improve from 59% to 62%, due to expanding margins in our biological indicators business and the acquisition of the high margin Bios product line.  And, even though we had extraordinary operating expenses associated with restructuring, achieving SOX compliance, and outsourcing of important development projects, our adjusted net income this year was 22% of revenue, the same as the prior year.  Entering the new fiscal year, Mesa has a strong, stable platform on which to build, having invested heavily in the development of new processes, new people in key roles, and infrastructure, during the past two years.  We are hopeful that we will have several new products to roll out in the coming year and, along with our desire to add products through our acquisition program, we are well positioned to continue our recent growth.”

Revenues related to our Instruments Division for the quarter and year ended March 31, 2013 increased 35 percent and 30 percent, respectively, as compared to the same periods last year.  The increase in revenues was primarily due to the acquisition of the Bios International business.

Revenues related to our Biological Indicators Division for the quarter and year ended March 31, 2013 increased one percent and five percent, respectively, as compared to the same periods last year.  The increase in revenues was due to organic growth.

(1) The non-GAAP measures of adjusted net income and adjusted net income per diluted share are defined to exclude the non-cash impact of amortization of intangible assets, net of tax. A reconciliation between these non-GAAP measures and their GAAP counterparts is set forth in the table below, along with additional information regarding their use.

Financial Summary (Unaudited, except for information as of and for the year ended March 31, 2012)

 Statements of Income

(Amounts in thousands, except per share	Three months ended March 31,		Year ended March 31,
data)	2013	2012	2013	2012
Revenues	$12,808	$10,968	$46,435	$39,616
Cost of revenues	4,597	4,504	17,573	16,105
Gross profit	8,211	6,464	28,862	23,511
Operating expenses	4,280	3,128	15,758	11,034
Operating income	3,931	3,336	13,104	12,477
Other expense, net	17	16	126	146
Earnings before income taxes	3,914	3,320	12,978	12,331
Income taxes	1,355	1,121	4,528	4,412
Net income	$2,559	$2,199	$8,450	$7,919

Net income per share (basic)	$0.76	$0.67	$2.52	$2.41
Net income per share (diluted)	0.71	0.64	2.35	2.29

Weighted average common shares outstanding:
Basic	3,381	3,282	3,357	3,285
Diluted	3,617	3,436	3,593	3,462

Balance Sheets

(Amounts in thousands)	March 31, 2013	March 31, 2012
Cash and cash equivalents	$4,006	$7,191
Other current assets	15,449	11,970
Total current assets	19,455	19,161
Property, plant and equipment, net	7,406	7,266
Other assets	39,058	24,269
Total assets	$65,919	$50,696

Liabilities	$13,166	$6,781
Stockholders’ equity	52,753	43,915
Total liabilities and stockholders’ equity	$65,919	$50,696

Reconciliation of Non-GAAP Measures

(Unaudited)

	Three months ended March 31,		Year ended March 31,
(Amounts in thousands, except per share data)	2013	2012	2013	2012
Net income	$2,559	$2,199	$8,450	$7,919
Amortization of intangible assets, net of tax	441	249	1,694	957
Adjusted net income	$3,000	$2,448	$10,144	$8,876

Adjusted net income per share (basic)	$0.89	$0.75	$3.02	$2.70
Adjusted net income per share (diluted)	0.83	0.71	2.82	2.56

Weighted average common shares outstanding:
Basic	3,381	3,282	3,357	3,285
Diluted	3,617	3,436	3,593	3,462

The non-GAAP measures of adjusted net income and adjusted net income per share presented in the reconciliation above are defined to exclude the non-cash impact of amortization of intangible assets, net of tax. The tax effect is calculated using the average corporate rate for that period multiplied by the amortization. We believe that excluding these acquisition related expenses provides the ability to understand the benefits of acquisitions based on their cash return.

We provide non-GAAP adjusted net income and non-GAAP adjusted net income per share amounts in order to provide meaningful supplemental information regarding our operational performance. Our management uses non-GAAP measures to evaluate the performance of our business and to compensate employees. This information facilitates management’s internal comparisons to our historical operating results as well as to the operating results of our competitors. Since management finds this measure to be useful, we believe that our investors can benefit by evaluating both non-GAAP and GAAP results.

Our management recognizes that items such as amortization of intangible assets can have a material impact on our net income. To gain a complete picture of all effects on our profit and loss from any and all events, management does (and investors should) rely upon the GAAP statements of income. The non-GAAP numbers focus instead upon our core operating business.

Readers are reminded that non-GAAP measures are merely a supplement to, and not a replacement for, or superior to financial measures prepared according to GAAP. They should be evaluated in conjunction with the GAAP financial measures. It should be noted as well that our non-GAAP information may be different from the non-GAAP information provided by other companies.

About Mesa Laboratories, Inc.

We pursue a strategy of focusing primarily on quality control products, which are sold into niche markets that are driven by regulatory requirements. We prefer markets that have limited competition where we can establish a commanding presence and achieve high gross margins.  We are organized into two divisions across four physical locations.  Our Instruments Division designs, manufactures and markets quality control instruments and disposable products utilized in connection with the healthcare, pharmaceutical, food and beverage, medical device, industrial hygiene, semiconductor and petrochemical industries.  Our Biological Indicators Division manufactures and markets biological indicators and distributes chemical indicators used to assess the effectiveness of sterilization processes, including steam, gas, hydrogen peroxide and radiation, in the hospital, dental, medical device and pharmaceutical industries.

Forward Looking Statements

This press release may contain information that constitutes “forward-looking statements.” Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements, which generally are not historical in nature. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future — including statements relating to revenue growth and statements expressing general views about future operating results — are forward-looking statements. Management believes that these forward-looking statements are reasonable as and when made. However, caution should be taken not to place undue reliance on any such forward-looking statements because such statements speak only as of the date when made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and present expectations or projections. These risks and uncertainties include, but are not limited to, those described in our Annual Report on Form 10-K for the year ended March 31, 2012, and those described from time to time in our subsequent reports filed with the Securities and Exchange Commission.

CONTACT: John J. Sullivan, Ph.D.; President and CEO, or John Sakys; CFO, both of Mesa Laboratories, Inc., +1-303-987-8000